Exhibit 99.1

I. INDIVIDUAL CASES

A. Engle Progeny Cases.

Pursuant to the Florida Supreme Court’s ruling in Engle v. Liggett Group Inc., which decertified the Engle class on a prospective basis, former class members had until January 2008 to file individual lawsuits. Lawsuits by individuals requesting the benefit of the Engle ruling are referred to as the “Engle progeny” cases. In October 2013, the Company announced a settlement of the claims of more than 4,900 Engle progeny plaintiffs. This settlement is referred to as Engle Progeny Settlement I. In December 2016, the Company announced the settlement of an additional 124 cases. This settlement is referred to as Engle Progeny Settlement II. Notwithstanding the settlements, the claims of approximately 80 Engle progeny plaintiffs remain pending. For more information on the Engle case and on the settlement, see “Note 7. Contingencies.”

(i)	Engle Progeny Cases with trial dates through September 30, 2018.

Cohen v. R.J. Reynolds, et al., Case No.14-18677, Circuit Court of the 11th Judicial Circuit, Miami-Dade County (case filed 07/17/14).  One individual suing on behalf of the estate and survivors of a deceased smoker.  The case is set for trial starting 06/05/18.

Putney v. R.J. Reynolds, et al., Case No. 07-36668, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 12/28/07). One individual suing on behalf of the estate and survivors of a deceased smoker. In April 2010, after the initial trial of this case, the jury returned a verdict in favor of the plaintiff and awarded approximately $3,025 in compensatory damages against Liggett. The Fourth District Court of Appeal reversed all but $17 of the compensatory award and remanded the case to the trial court. The trial court then granted defendants’ Motion for Remittitur, which the plaintiffs rejected, triggering a new trial on non-economic damages only. The retrial is scheduled for 12/06/17.

(ii)	Post-Trial Engle Progeny Cases.

Santoro v. R.J. Reynolds, et al., Case No. 08-025807, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 06/05/08). This was a wrongful death action that proceeded to jury trial in March 2017. On March 29, 2017, the jury returned a verdict in favor of the plaintiff and awarded compensatory damages in the amount of $1,605,000. The jury apportioned fault as follows: Decedent - 36%, Philip Morris - 28%, R.J. Reynolds - 26% and Liggett - 10% ($160,500). In April 2017, a joint and several judgment was entered against defendants for $1,027,200 for compensatory damages as well as $15,000 in punitive damages against Liggett. A hearing on post trial motions occurred on 10/30/17. A decision is pending.

Ward v. R.J. Reynolds, et al., Case No. 2008-CA-2135, Circuit Court of the 1st Judicial Circuit, Escambia County (case filed 12/13/07). This was a wrongful death action that proceeded to jury trial in January 2012. In January 2012, the jury returned a verdict in favor of the plaintiff and awarded compensatory damages in the amount of $1,000,000. The jury apportioned fault as follows: Decedent - 50%, R.J. Reynolds - 30%, Philip Morris - 10%, Lorillard - 9.9% and Liggett - 0.1% ($1,000). No punitive damages were awarded against Liggett. Two of the defendants settled before trial. A joint and several judgment was entered against Liggett and the other defendant for $487,000. In September 2013, the First District Court of Appeal affirmed. Liggett satisfied the merits judgment in January 2014.  In November 2015, the trial court awarded plaintiff $981,116 in attorneys’ fees and costs and entered final judgment jointly and severally against Liggett and the other defendant.  Defendants appealed that final judgment. Oral argument occurred on October 5, 2017. A decision is pending. Other than the issue regarding attorneys’ fees, this matter is concluded.

B. Other Individual Cases.

Florida

Cowart v. Liggett Group Inc., et al., Case No. 98-01483-CA, Circuit Court of the 4th Judicial Circuit, Duval County (case filed 03/16/98). One individual suing. Liggett is the only tobacco company defendant in this case. The case is dormant.

Cox v. R.J. Reynolds, et al., Case No. 05-CA-000677, Circuit Court of the 13th Judicial Circuit, Hillsborough County (case filed 01/21/05). One individual suing. There has been no recent activity in this case.

Cunningham v. R.J. Reynolds, et al., Case No. 562017-CA-000293, Circuit Court of the 19th Judicial Circuit, St. Lucie County (case filed 02/20/17). One individual suing on behalf of the estate and survivors of a deceased smoker. In July 2017, defendants filed a motion to dismiss the complaint.

Ditslear v. R.J. Reynolds, et al., Case No. 05-CA-000899, Circuit Court of the 13th Judicial Circuit, Hillsborough County (case filed 01/28/05). One individual suing. There has been no recent activity in this case.

Fuchs v. R.J. Reynolds, et al., Case No. 05-CA-000681, Circuit Court of the 13th Judicial Circuit, Hillsborough County (case filed 01/21/05). One individual suing. Defendants moved to dismiss this case.

Lane, et al. v. Philip Morris USA, et al., Case No. CACE-17-011591, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 06/16/17). Two individuals suing.

Laschke, et al. v. R.J. Reynolds, et al., Case No. 96-8131-CI-008, Circuit Court of the 6th Judicial Circuit, Pinellas County (case filed 12/20/96). Two individuals suing. The dismissal of the case was reversed on appeal, and the case was remanded to the trial court. An amended complaint was filed by the plaintiffs. In January 2006, defendants moved to dismiss the amended complaint. A hearing has not been scheduled.

Rackinac v. R.J. Reynolds, et al., Case No. 57975271, Circuit Court of the 11th Judicial Circuit, Miami- Dade County (case filed 06/20/17). One individual suing.

Shamblin v. Philip Morris USA, et al., Case No. CACE-17-018912, Circuit Court of the 17th Judicial Circuit, Broward County (case filed 10/16/17). One individual suing on behalf of the estate and survivors of a deceased smoker.

Louisiana

Oser v. The American Tobacco Co., et al., Case No. 97-9293, Circuit Court of the Civil District Court, Parish of Orleans (case filed 05/27/97). One individual suing. There has been no recent activity in this case.

Reese, et al. v. R. J. Reynolds, et al., Case No. 2003-12761, Circuit Court of the 22nd Judicial District Court, St. Tammany Parish (case filed 06/10/03). Five individuals suing. There has been no recent activity in this case.

New York

Debobes v. The American Tobacco Company, et al., Case No. 29544/92, Supreme Court of New York, Nassau County (case filed 10/17/97). One individual suing. There has been no recent activity in this case.

Hausrath, et al. v. Liggett Group LLC, Case No. I2001-09526, Supreme Court of New York, Erie County (case filed 01/24/02). Two individuals suing. Liggett is the only remaining defendant. In July 2013, the court granted plaintiffs’ motion to restore the case to the active docket calendar. Liggett appealed, and the intermediate appellate court affirmed the lower court’s decision. In November 2015, the court entered a case management order providing discovery deadlines. A motion to compel depositions of plaintiffs is scheduled for hearing on 11/15/17.

Yedwabnick v. The American Tobacco Company, et al., Case No. 20525/97, Supreme Court of New York, Queens County (case filed 09/19/97). One individual suing. There has been no recent activity in this case.

Ohio

Croft, et al. v. Akron Gasket & Packing, et al., Case No. CV04541681, Court of Common Pleas, Cuyahoga County (case filed 08/25/05). Two individuals suing. There has been no recent activity in this case.

West Virginia

Brewer, et al. v. The American Tobacco Company, et al., Case No. 01-C-82, Circuit Court, Ohio County (case filed 03/20/01). Two individuals suing. There has been no recent activity in this case.

Little v. The American Tobacco Company, et al., Case No. 01-C-235, Circuit Court, Ohio County (case filed 06/04/01). One individual suing. There has been no recent activity in this case.

II. CLASS ACTION CASES

In Re: Tobacco Litigation (Personal Injury Cases), Case No. 00-C-5000, Circuit Court, West Virginia, Ohio County (case filed 01/18/00). Although not technically a class action, the court consolidated approximately 750 individual smoker actions that were pending prior to 2001 for trial of certain “common” issues. Liggett was severed from trial of the consolidated action. After two mistrials, in May 2013, the jury rejected all but one of the plaintiffs’ claims, finding in favor of plaintiffs on the claim that ventilated filter cigarettes between 1964 and July 1, 1969 should have included instructions on how to use them. The issue of damages was reserved for further proceedings. The court entered judgment in October 2013, dismissing all claims except the ventilated filter claim. The judgment was affirmed on appeal and remanded to the trial court for further proceedings. In April 2015, the plaintiffs filed a petition for writ of certiorari to the United States Supreme Court which subsequently declined review. In July 2015, the trial court ruled on the scope of the ventilated filter claim and determined that only 30 plaintiffs have potentially viable claims against the non-Liggett defendants, which may be pursued in a second phase of the trial. On October 26, 2017, the trial court vacated the case management orders for the second phase based on notice from the non-Liggett parties that a settlement was reached with respect to the remaining 30 plaintiffs, and will enter a dismissal with prejudice as to all plaintiffs in the action that are asserting claims against the non-Liggett defendants when the settlement is finalized. With respect to Liggett, the trial court requested that Liggett and plaintiffs brief whether any claims against Liggett survive given the outcome of the first phase of the trial.  In May 2016, the trial court ruled that the case could proceed against Liggett. Liggett requested that the trial court certify the matter to the West Virginia Supreme Court of Appeals, for review, but the trial court refused.  It is estimated that Liggett could be a defendant in approximately 90 individual cases. A scheduling order was entered governing the Phase I common issues pre-trial proceedings and discovery is underway. A status conference is scheduled for 12/14/17.

Parsons, et al. v. A C & S Inc., et al., Case No. 98-C-388, Circuit Court, West Virginia, Ohio County (case filed 02/09/98). This purported class action is brought on behalf of plaintiff and all West Virginia residents who allegedly have personal injury claims arising from their exposure to cigarette smoke and asbestos fibers. The complaint seeks to recover unspecified compensatory and punitive damages for all potential members of the class. The case is stayed as a result of the December 2000 bankruptcy petitions filed by three defendants (Nitral Liquidators, Inc., Desseaux Corporation of North America and Armstrong World Industries) in the United States Bankruptcy Court for the District of Delaware.

Young, et al. v. American Brands Inc., et al., Case No. 97-19984cv, Civil District Court, Louisiana, Orleans Parish (case filed 11/12/97). This purported personal injury class action is brought on behalf of plaintiff and all similarly situated residents in Louisiana who, though not themselves cigarette smokers, were exposed to secondhand smoke from cigarettes that were manufactured by the defendants, including Liggett, and suffered injury as a result of that exposure. The plaintiffs seek an unspecified amount of compensatory and punitive damages. No class certification hearing has been held. In March 2016 the court entered an order staying the case, including all discovery, pending the completion of the smoking cessation program ordered by the court in Scott v. The American Tobacco Co.

III. HEALTH CARE COST RECOVERY ACTIONS

Crow Creek Sioux Tribe v. The American Tobacco Company, et al., Case No. cv-97-09-082, Tribal Court of the Crow Creek Sioux Tribe, South Dakota (case filed 09/26/97). The plaintiff seeks to recover actual and punitive damages, restitution, funding of a clinical cessation program, funding of a corrective public education program and disgorgement of unjust profits from alleged sales to minors. The case is dormant.